Exhibit 99.1

Btab Ecommerce Group Signs Business Combination Agreement with Integrated Wellness Acquisition Corp.

SYDNEY, Australia and New York, NY, May 31, 2024 -- Btab Ecommerce Group, Inc., an e-commerce company (OTC: BBTT) (“BBTT” or the “Company”), and Integrated Wellness Acquisition Corp, a special purpose acquisition company (NYSE: WEL) (“WEL” or “Integrated Wellness”), today announced that they have entered into a definitive business combination agreement (the "BCA") providing for a business combination between WEL and BBTT (the "Transaction"). Upon completion of the Transaction, WEL will be renamed Btab Ecommerce Holdings, Inc and is expected to continue to be listed on NYSE. The Transaction values BBTT at an equity value of U.S. $250 million.

Transaction Overview

Under the terms of the BCA, a wholly owned subsidiary of WEL will merge with and into BBTT, with BBTT surviving the merger and becoming a wholly owned subsidiary of WEL. WEL will issue 25,000,000 shares of its common stock, with each WEL share valued at $10 per share, to the BBTT shareholders as merger consideration, in exchange for all of the issued and outstanding shares of BBTT stock. It is currently anticipated that the transaction will close by the end of the fourth quarter of 2024.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive BCA relating to the Transaction, a copy of which will be filed by WEL with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

Binson Lau, BBTT’s Chief Executive Officer stated, “We look forward to concluding the closing the transaction as soon as feasible. The planned business combination with WEL represents a significant milestone in our growth strategy. This move underscores our commitment to expanding our reach and providing even greater support to small businesses worldwide from our headquarters in Australia and by establishing an on-presence in key markets including the United States, United Kingdom, and Asia. In doing so, we aspire to mirror the success stories of global players like Shopify. With the global e-commerce market projected by some to reach $18.81 trillion by 2029, we aim to capitalize on this growth trajectory, particularly in underserved markets where small businesses are eager to establish an online presence.”

BBTT’s unique approach involves a range of services tailored to meet the diverse needs of small business owners. From product supply and sourcing to marketing and sales platforms, and logistics support, BBTT ensures that entrepreneurs can focus on business growth without being overwhelmed by the complexities of e-commerce operations.

BBTT’s diverse platform offerings, including Btab Commerce, SocialSocial.Social, and specialized marketplaces like Marketplace Australia, Aussie Markets and Chemist Deals, cater to a wide range of potential customers. By integrating social commerce elements, Btab’s hybrid model combines the best of e-commerce and social networking, offering a unique value proposition to its customers.

Suren Ajjarapu, Chief Executive Officer of Integrated Wellness, said, “It is gratifying to be working with Mr. Lau to help accelerate BBTT’s growth strategy. This transaction will create for our WEL investors the opportunity to participate in BBTTs expected growth. We look forward to working with BBTT to close the business combination agreement.”

WEL will be preparing a combination registration statement/proxy statement to register the WEL shares to be issued as merger consideration in the Transaction and to solicit the votes of the WEL shareholders to approve the Transaction, and an information statement to be provided to the BBTT shareholders.

Advisors

Nelson Mullins Riley & Scarborough LLP is serving as legal advisor to BBTT.

Ellenoff Grossman & Schole, LLP is serving as legal advisor to WEL.

About Btab Ecommerce Group, Inc.

Btab Ecommerce Group (OTC: BBTT) is an e-commerce company that operates through its network in Australia, Asia, United States and United Kingdom. It provides affordable ecommerce services and supplies technology and products to small businesses to allow them to compete in an underserved market segment. The Company seeks to expand its reach into Europe and the Americas where it intends to provide small businesses with products and services generally not currently commercially available to them. The Company believes the e-commerce growth in Asia alone will be significant well into the next decade and beyond as increasing numbers of internet users take advantage of online shopping and increasing spending power.

For additional information visit https://btabcorp.com

About Integrated Wellness Acquisition Corp

Integrated Wellness Acquisition Corp (NYSE: WEL) is a special purpose acquisition company listed on the New York Stock Exchange formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses. While Integrated Wellness may pursue an acquisition opportunity in any industry or sector, it intends to focus on businesses in the health, nutrition, fitness, wellness, and beauty sectors and the products, devices, applications, and technology driving growth within these verticals.

Participants in the Solicitation

The Company, WEL and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from WEL’s shareholders with respect to the Transaction. Investors and securityholders may obtain more detailed information regarding the names and interests in the Transaction of WEL’s directors and officers in WEL’s filings with the SEC, including, when filed with the SEC, the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement/prospectus, and other documents filed with the SEC, and such information with respect to the Company’s directors and executive officers will also be included in the proxy statement/prospectus.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the Transaction between the Company and WEL, including without limitation statements regarding the anticipated benefits of the Transaction, the anticipated timing of the Transaction, the implied enterprise value, future financial condition and performance of the Company and the combined company after the closing of the Transaction and expected financial impacts of the Transaction, the satisfaction of closing conditions to the Transaction, the pre-money valuation of the Company (which is subject to certain inputs that may change prior to the closing of the Transaction and is subject to adjustment after the closing of the Transaction), the level of redemptions of WEL’s public shareholders and the products and markets and expected future performance and market opportunities of the Company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect the price of WEL’s securities; (ii) the risk that the Transaction may not be completed by WEL’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by WEL; (iii) the failure to satisfy the conditions to the consummation of the Transaction, including the approval of the BCA by the shareholders of WEL; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the BCA; (v) the failure to achieve the minimum amount of cash available following any redemptions by WEL’s shareholders; (vi) redemptions exceeding a maximum threshold or the failure to meet the New York Stock Exchange’s initial listing standards in connection with the consummation of the contemplated Transaction; (vii) the effect of the announcement or pendency of the Transaction on the Company’s business relationships, operating results, and business generally; (viii) risks that the Transaction disrupts current plans and operations of the Company; (ix) the outcome of any legal proceedings that may be instituted against the Company or against WEL related to the BCA or the proposed Transaction; (x) changes in the markets in which the Company competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (xi) changes in domestic and global general economic conditions; (xii) risk that the Company may not be able to execute its growth strategies; (xiii) risk that the Company may not be able to develop and maintain effective internal controls; (xiv) costs related to the Transaction and the failure to realize anticipated benefits of the Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions; (xv) the ability to recognize the anticipated benefits of the proposed Transaction and to achieve its commercialization and development plans, and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth economically and hire and retain key employees; (xvi) the Company’s limited operating history, its limited financial resources, domestic or global economic conditions, activities of competitors, and the presence of new or additional competition, and conditions of equity markets; and (xvii) those factors discussed in WEL’s filings with the SEC and that that will be contained in the proxy statement/prospectus relating to the proposed Transaction.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement/prospectus, and other documents to be filed by WEL from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while WEL and the Company may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Neither of WEL nor the Company gives any assurance that WEL or the Company, or the combined company, will achieve its expectations.

Media Contact

Mr. Binson Lau

Chief Executive Officer

Btab Ecommerce Group, Inc.

Email: info@btabcorp.com

Mr. Suren Ajjarapu

Chief Executive Officer

Integrated Wellness Acquisition Corp

Email: info@integratedwellnessspac.com